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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                                 BAYLAKE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                  BAYLAKE CORP.


GENERAL

         This Proxy Statement is being furnished to the shareholders of Baylake Corp. ("Baylake") in connection with the solicitation of proxies on behalf of Baylake's Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m., local time, on Monday, June 2, 2003, at the Baylake Bank Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof (the "Annual Meeting"). Proxies are solicited to give all shareholders of record at the close of business on March 21, 2003 (the "Record Date"), an opportunity to vote on matters that come before the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed to the shareholders on or about April 24, 2003.

         At the Annual Meeting, Baylake shareholders will be asked to elect three (3) directors to serve as Class III directors, whose terms as directors will expire in 2006. This matter is described in detail herein. Baylake does not know of any matters, other than as described in the Notice of Annual Meeting and this Proxy Statement that are to come before the Annual Meeting.

           THE BOARD OF DIRECTORS OF BAYLAKE UNANIMOUSLY RECOMMENDS:

         o        A VOTE FOR EACH OF THE THREE NOMINEES FOR CLASS III DIRECTOR,

AS THE BOARD OF DIRECTORS BELIEVES SUCH ACTIONS TO BE IN THE BEST INTERESTS OF BAYLAKE AND ITS SHAREHOLDERS

QUORUM

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake Common entitled to vote shall constitute a quorum for all matters to be considered at the Annual Meeting. Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposal. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted as to any proposal (so-called broker non-votes) will not be counted as votes cast with respect to the proposal. Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and ballots, and will count all votes and ballots.

VOTING

         The Baylake Common is the only class of voting security of Baylake. As of the Record Date, 7,517,276 shares of Baylake Common were issued and outstanding. Each share of Baylake Common outstanding on the Record Date is entitled to one vote with respect to each matter properly brought before the Annual Meeting.

         The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake's charter documents and other requirements applicable to the matters to be voted upon at the Annual Meeting. All shares of Baylake Common represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy card. If no instructions are indicated, properly executed proxies will be voted FOR the election of the three director nominees named herein. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors. In addition, if any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed proxy card will have the discretion to vote on such matters in accordance with their best judgment.

         Directors will be elected by a plurality of the votes of the shares of Baylake Common present in person or represented by proxy at the Annual Meeting. The three nominees receiving the most votes will be elected as Directors of Baylake, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker non-votes) will not be counted toward the nominee's achievement of a plurality.

REVOCABILITY OF PROXIES AND PROXY INFORMATION

         Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the Annual Meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake,
(ii) giving oral notice to the presiding officer during the Annual Meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy. Attendance by a shareholder at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Daniel F. Maggle, Secretary, Baylake Corp., 217 N. Fourth Avenue, P.O. Box 9, Sturgeon Bay, WI 54235.

         The expense of preparing, printing and mailing this Proxy Statement and the solicitation of proxies at the Annual Meeting will be borne by Baylake. Baylake will reimburse brokers and others who are record holders of Baylake Common for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. In addition to solicitation by mail, directors, officers and employees of Baylake may solicit proxies by telephone, facsimile transmission or personal contact, but will receive no compensation for such services other than their regular compensation.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

         The first item to be acted upon at the Annual Meeting is the election of three directors to serve until the 2006 Annual Meeting of Shareholders. The Bylaws of Baylake provide for classification of the Board of Directors into three classes as nearly equal in number as practicable, each to serve staggered three-year terms, with the term of one class expiring each year. The Bylaws also provide that the Board may consist of not less than five (5) or more than seventeen (17) directors as shall be determined from year to year by the shareholders. The Board of Directors currently consists of ten (10) directors, including four (4) Class I directors, whose terms expire in 2004, three (3) Class II directors whose terms expire in 2005, and three (3) Class III directors whose terms expire in 2003. The Board of Directors has nominated three (3) individuals named below for election as directors of Class III, to serve for terms expiring at the 2006 Annual Meeting of Shareholders and upon the election of their successors. All three of the nominees are currently directors of Baylake. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected, and no director, nominee or executive officer is related to any other director, nominee or executive officer by blood, marriage or adoption.

         Unless otherwise directed, proxies will be voted FOR the election of the three Class III director nominees. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

         The following also sets forth information as to current directors of Baylake who will serve as directors for the indicated terms. Except as otherwise indicated, each of the directors has been employed in such director's current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank, Baylake's principal operating subsidiary.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS FOR TERM EXPIRING IN 2006:


                                            PRINCIPAL OCCUPATION AND                      DIRECTOR
         NAME AND AGE                         BUSINESS EXPERIENCE                           SINCE
         ------------                       ------------------------                      --------
         Ronald D. Berg (68)                Retired; formerly, Senior Vice President of     1979
         (1)(3)                             Baylake Bank

         Richard A. Braun (60)              Executive Vice President and Vice Chairman      1994
         (1)(2)(4)(5)                       of Baylake;

         William C. Parsons (66)            President of Palmer Johnson Enterprises         1979
         (1)(3)(4)                          (heavy equipment transmission distributor)

CONTINUING CLASS I DIRECTORS WHOSE TERM EXPIRES IN 2004:


                                            PRINCIPAL OCCUPATION AND                      DIRECTOR
         NAME AND AGE                         BUSINESS EXPERIENCE                          SINCE
         ------------                       ------------------------                      --------
         John W. Bunda (68)                 Retired Retailer                                1972
         (3)

         Roger G. Ferris (60)               Managing Director; Aon Risk Services            2001
         (2)(3)                             Of Wisconsin (insurance brokerage operation)

         Thomas L. Herlache (60)            President, Chief Executive Officer and          1970
         (1)(2)(4)                          Chairman of Baylake; President, CEO,
         Ex officio:(5)                     Chairman and Trust Officer of Baylake Bank

         Paul Jay Sturm (51)                Partner in Omholt & Forsythe, SC.               1998
         (2)(4)(5)                          (attorney at law)

CONTINUING CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2005:


                                             PRINCIPAL OCCUPATION AND                    DIRECTOR
         NAME AND AGE                           BUSINESS EXPERIENCE                        SINCE
         ------------                        ------------------------                    --------
         Robert W. Agnew (61)               President & CEO, Peterson Industries,          2001
         (3)                                LLC

         George Delveaux, Jr. (60)          Dairy Farmer                                   1981
         (5)

         Joseph Morgan (60)                 President of Mary Morgan, Inc. (printing),     1995
         (4)(5)                             a Gannett Company


(1) Member of the EXECUTIVE COMMITTEE, which reviews the financial, administrative and regulatory, activities of Baylake and Baylake Bank. This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a weekly basis (except for the third Tuesday of each month) and held 19 meetings during 2002. Mr. Herlache serves as the Chairman of this Committee.

(2) Member of the DIRECTOR LOAN COMMITTEE, which reviews certain loan transactions of Baylake Bank. This committee meets on a weekly basis and held 50 meetings during 2002. Mr. Braun serves as the Chairman of this Committee.

(3) Member of the AUDIT AND LEGAL COMMITTEE, which reviews financial and legal matters of Baylake. This committee held 12 meetings in 2002. Mr. Berg serves as the Chairman of this Committee.

(4) Member of the PERSONNEL AND COMPENSATION COMMITTEE, which reviews the personnel policies and annual compensation levels of Baylake Bank. This committee held 2 meetings during 2002.

(5) Member of the ASSET MANAGEMENT COMMITTEE, which reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake's non-bank subsidiaries. This committee meets on a monthly basis and held 12 meetings during 2002. Mr. Sturm serves as the Chairman of this Committee.

         Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which such directors served during 2002.

OWNERSHIP OF BAYLAKE COMMON

         The table below sets forth information regarding the beneficial ownership of Baylake Common as of March 17, 2003 by (a) each director and nominee for director (including the named executive officers in the Summary Compensation Table below), (b) each of the named executive officers not listed as a director, (c) all executive officers and directors of Baylake and its subsidiaries as a group, and
(d) all shareholders, including addresses, who are known to Baylake to beneficially own more than 5% of the outstanding shares of Baylake Common as of such date.


         Name (1)                                    Number of Shares           Percent
         --------------------                        ----------------        ------------

(a)
         Thomas L. Herlache                              141,496(2)               1.88%
         Robert A. Agnew                                   2,618                     *
         Ronald D. Berg                                   13,156                     *
         Richard A. Braun                                100,800(3)               1.34%
         John W. Bunda                                     2,294                     *
         George Delveaux, Jr                               1,904                     *
         Roger G. Ferris                                   4,900                     *
         Joseph Morgan                                    14,580                     *
         William C. Parsons                               83,285                  1.11%
         Paul Jay Sturm                                   18,000                     *

(b)
         Michael J. Gilson                                88,642(4)               1.18%
         Daniel M. Hanson                                 62,946(5)                  *
         Steven D. Jennerjohn                             80,420(6)               1.07%

         Daniel F. Maggle                                 91,608(7)               1.22%
         Robert M. Zubella                                86,335(8)               1.15%


(c)
         All executive officers and directors          1,006,807(9)              13.39%
           as a group (21 persons)


(d)
         Ellsworth L. Peterson                           740,891                  9.86%
           55 Utopia Circle
           Sturgeon Bay, WI 54235

         Oliver Ulvilden                                 402,984                  5.36%
           P.O. Box 189
           Ephraim, WI 54211

----------

* Constitutes less than 1% of the outstanding shares

(1) For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2) Includes beneficial ownership of 32,770 shares which may be acquired upon the exercise of stock options (of which 18,410 are in the money) exercisable currently or within 60 days of the date hereof.

(3) Includes beneficial ownership of 17,700 shares which may be acquired upon the exercise of stock options (of which 17,700 are in the money) exercisable currently or within 60 days of the date hereof.

(4) Includes beneficial ownership of 71,770 shares which may be acquired upon the exercise of stock options (of which 57,410 are in the money) exercisable currently or within 60 days of the date hereof.

(5) Includes beneficial ownership of 62,770 shares which may be acquired upon the exercise of stock options (of which 48,410 are in the money) exercisable currently or within 60 days of the date hereof.

(6) Includes beneficial ownership of 68,770 shares which may be acquired upon the exercise of stock options (of which 54,410 are in the money) exercisable currently or within 60 days of the date hereof.

(7) Includes beneficial ownership of 62,770 shares which may be acquired upon the exercise of stock options (of which 48,410 are in the money) exercisable currently or within 60 days of the date hereof.

(8) Includes beneficial ownership of 70,770 shares which may be acquired upon the exercise of stock options (of which 56,410 are in the money) exercisable currently or within 60 days of the date hereof.

(9) Includes beneficial ownership of 593,235 shares which may be acquired upon the exercise of stock options (of which 431,305 are in the money) exercisable currently or within 60 days of the date hereof.

DIRECTORS' FEES AND BENEFITS

         Directors of Baylake or Baylake Bank are paid $450 for each general board meeting attended, and $200 for each board meeting which is not attended. Members of any of the identified committees also receive $250 for each committee meeting attended.

         Baylake also has deferred compensation agreements with certain of its directors, including John W. Bunda, George Delveaux, Jr., and William Parsons. Under these agreements, participating directors may elect to defer their annual directors' fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains policies of insurance to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

DIRECTOR NOMINATIONS BY SHAREHOLDERS

         Baylake's Bylaws require that notice of shareholder nominations for directors must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than 14 days nor more than 70 days prior to the Annual Meeting in order to be considered. Each notice of nomination must contain the name and address, the principal occupation or employment, and number of shares of Baylake Common beneficially owned by each nominee and the class for which nominated. The Chairman of the Annual Meeting shall determine whether any nomination was not made in accordance with the Bylaws and, if so determined, he shall indicate such at the Annual Meeting and the defective nomination will be disregarded.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake. All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer.

         Susan F. Anschutz. Age 39. Ms. Anschutz currently serves as Senior Vice President of Marketing of Baylake Bank and has held that position since 1996. Ms. Anschutz joined Baylake Bank in 1992.

         Marcia M. Cryderman. Age 50. Ms. Cryderman currently serves as Senior Vice President - Sales and has held this position since 2001. Ms. Cryderman joined Baylake Bank in 1995.

         Michael J. Gilson. Age 55. Mr. Gilson currently serves as Senior Vice President - Commercial Division of Baylake Bank and has held this position since 1985. Mr. Gilson joined Baylake Bank in 1971.

         Sharon A. Haines. Age 55. Ms. Haines currently serves as Senior Vice President of Human Resources of Baylake Bank and has held that position since 1998. Ms. Haines joined Baylake Bank in 1989.

         Daniel M. Hanson. Age 46. Mr. Hanson currently serves as Senior Vice President - Operations Division and has held that position since 1991. Mr. Hanson joined Baylake Bank in 1980.

         John A. Hauser. Age 44. Mr. Hauser currently serves as Senior Vice President and Chief Investment Officer of Baylake Bank and has held that position since 1992. Mr. Hauser joined Baylake Bank in 1984.

         Judith A. Heidner. Age 61. Ms. Heidner currently serves as Senior Vice President - Compliance and New Product Development of Baylake Bank and has held that position since 2000. Ms. Heidner joined Baylake Bank in 1996 and has previously served as Compliance Officer since 1996.

         Steven D. Jennerjohn. Age 49. Mr. Jennerjohn currently serves as Treasurer and Chief Financial Officer of Baylake and Senior Vice President - Accounting Division of Baylake Bank and has held those positions since 1992. Mr. Jennerjohn joined Baylake Bank in 1977.

         Daniel F. Maggle. Age 48. Mr. Maggle currently serves as Secretary of Baylake and Senior Vice President - Administration Division of Baylake Bank and has held those positions since 1992. Mr. Maggle joined Baylake Bank in 1972.

         Paul C. Wickmann. Age 51. Mr. Wickmann currently serves as Vice President of Baylake and Senior Vice President - Asset Management Division of Baylake Bank and has held those positions since 1981. Mr. Wickmann joined Baylake Bank in 1973.

         Robert M. Zubella. Age 50. Mr. Zubella currently serves as Vice President of Baylake and Senior Vice President - Retail Division of Baylake Bank and has held that position since 1992. Mr. Zubella joined Baylake Bank in 1986.

EXECUTIVE COMPENSATION

         Compensation Summary. The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer of Baylake and other highly compensated officers of Baylake Bank whose salary and bonus exceeded $100,000 during 2002.



                                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation(6)
                                                                                  All other
  Name and Principal                     Salary          Bonus        Options    Compensation
       Position              Year        ($)(1)          ($)(2)       (#)(3)        ($)(4)
-----------------------   ----------   ----------      ----------   ----------   -------------
Thomas L. Herlache              2002      331,015(5)      100,000        2,944          81,021
  President and Chief           2001      326,813(5)       90,000        2,950          74,722
  Executive Officer             2000      316,800(5)       75,000        6,000          72,162

Michael J. Gilson               2002      119,480          14,848        2,944          12,761
  Senior Vice President         2001      116,000           4,814        2,950          12,409
  Commercial Division           2000      110,000              --        6,000          11,773

Daniel M. Hanson                2002      108,150          20,395        2,944          11,279
  Senior Vice President         2001       99,580              --        2,950          10,266
  Operations Division           2000       95,000              --        6,000           9,782

Steven D. Jennerjohn            2002      108,150          13,981        2,944          11,244
  Senior Vice President         2001       99,580              --        2,950          10,372
  Accounting Division           2000       89,681              --        6,000           9,382

Daniel F. Maggle                2002      108,150          11,802        2,944          11,296
  Senior Vice President         2001      105,000           4,358        2,950          10,962
  Administration                2000       95,000              --        6,000           9,923

Robert M. Zubella               2002      108,150          12,884        2,944          11,525
  Senior Vice President         2001      105,000           4,357        2,950           9,500
  Retail Division               2000       95,000              --        6,000           9,923

(1) The salary amount set forth include base salaries, directors' fees and employee contributions made to the account of the named executive officer pursuant to the Baylake Bank's 401(k) Plan.

(2) Consists of bonuses earned during the years indicated pursuant to Baylake Bank's Pay-for-Performance Program and prior bonus plans, which amounts were paid as soon as practicable in the following year. See "Personnel and Compensation Committee Report on Management Compensation -- Year-end Bonuses" below for more detailed information.

(3) Consists solely of non-qualified stock options granted to the named executive officer under Baylake's 1993 Stock Option Plan, as amended. These have been adjusted for the 3 for 2 stock dividend paid on May 15, 1998 and the 2 for 1 stock dividend paid on November 15, 1999.

(4) Consists of employer matching and other contributions made to the account of the named executive officer under Baylake Bank's 401(k) Plan and group term life insurance premiums.

(5) Includes annual compensation deferred at Mr. Herlache's election pursuant to the Thomas L. Herlache Deferred Compensation Plan, under which Mr. Herlache may defer a portion of his annual compensation in an amount equal to the greater of $20,500 or 15.6% of his base salary. Amounts deferred are held in a rabbi trust for the benefit of Mr. Herlache.

(6) Although the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations the value of these benefits is not shown because they did not in the aggregate exceed 10% of the individual's salary and bonus in any year.

         Mr. Herlache has a Preferred Compensation Agreement with Baylake Bank under which Mr. Herlache is entitled to receive a minimum cash benefit of $20,000 per year (payable in monthly installments) upon his death, disability or retirement at age 65. Such payment will be made for a period of ten years. If Mr. Herlache decides to retire before age 65, he will be entitled to reduced annual benefits (with the reduction equal to 6.5% multiplied by the difference between his age at early retirement and age 65). Mr. Herlache also has an "Executive Employee Salary Continuation Agreement" with Baylake Bank under which Mr. Herlache is entitled to receive a maximum cash benefit of $67,500 per year (payable in monthly installments) upon his death, disability, or retirement at age 65. Such payment will be made for a period of at least fifteen years.

         Stock Options. The following tables set forth certain information concerning grants of options to purchase Baylake Common made to the named executive officers during 2002 and the number and value of options outstanding at the end of 2002 for the named executive officers.


                                       OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                Individual Grants (1)

                                                                                                      Potential Realizable
                                        Percent of                                                      Value at Assumed
                                      Total Options/                                                  Annual Rates of Stock
                         Options/      SARs Granted       Exercise     Market Price                    Price Appreciation
                           SARs        to Employees        or Base       at Date      Expiration       for Option Term (2)
         Name            Granted(#)   in Fiscal Year     Price($/sh)     of Grant        Date          5%($)          10%($)
--------------------    -----------   --------------    ------------   ------------   ----------   ------------   ------------

Thomas L. Herlache            2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Thomas L. Herlache              944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558
Michael J. Gilson             2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Michael J. Gilson               944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558
Daniel M. Hanson              2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Daniel M. Hanson                944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558
Steven D. Jennerjohn          2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Steven D. Jennerjohn            944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558
Daniel F. Maggle              2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Daniel F. Maggle                944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558
Robert M. Zubella             2,000              6.0%   $      13.00   $      13.00       2/2/12         16,351         41,437
Robert M. Zubella               944              3.0%   $      13.00   $      13.00      6/18/12          7,718         19,558


(1) Consists entirely of non-qualified stock options granted pursuant to Baylake's 1993 Stock Option Plan. All options granted after April 30, 1993 have and will have exercise prices equal to 100% of Baylake Common fair market value on the date of grant. The options granted to date become exercisable 20% per year, commencing one year from date of grant.

(2) Pre-tax gain. The dollar amounts under these columns result from calculations at the 5% and 10% rates set by the Securities and Exchange Commission in the proxy disclosure rules and, therefore, are not intended to forecast possible future appreciation, if any, in Baylake's stock price. The per share price of Baylake Common would be $21.18 and $33.72 if the increase was 5% and 10%, respectively, compounded annually over the option term.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised
                                                             Options/SARs at Fiscal     In-the-Money Options/SARs
                                                                  Year-End (#)          At Fiscal Year-End ($)(3)

                       Shares Acquired       Value
         Name          on Exercise (#)   Realized ($)(2)    Exercisable       Unexercisable     Exercisable      Unexercisable
--------------------   ---------------   ---------------   ---------------   ---------------   ---------------   ---------------

Thomas L. Herlache                  --                --            18,010             2,040   $        70,269   $           612


Michael J. Gilson                5,700   $        48,638            60,010             2,040   $       214,563   $           612

Daniel M. Hanson                    --                --            60,010             2,040   $       214,563   $           612

Steven D. Jennerjohn                --                --            57,010             2,040   $       203,163   $           612


Daniel F. Maggle                    --                --            48,010             2,040   $       168,963   $           612

Robert M. Zubella                   --                --            60,010             2,040   $       214,563   $           612

(1) Consists entirely of non-qualified stock options; no SARs have been granted or exercised.

(2) Pre-tax gain. Market price at date of exercise of options, less option exercise price, times number of shares, equals value realized.

(3) Pre-tax gain. Calculated assuming market price of Baylake Common at fiscal year-end of $13.30 per share.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON MANAGEMENT COMPENSATION

         The Board of Directors determines the compensation of Baylake Bank's executive officers, based on the recommendations of the Personnel and Compensation Committee (the "Committee"). However, with respect to the compensation of Thomas L. Herlache, Baylake Bank's President and Chief Executive Officer, the Board of Directors determines his compensation based upon various factors, including: (i) the financial performance of Baylake Bank; (ii) his length of service and an evaluation of his overall job performance; (iii) the compensation levels of executive officers in similar positions with similar companies; and (iv) other information and subjective factors which the Committee deems appropriate. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others. Directors and committee members who are also executive officers of Baylake Bank do not participate in discussions concerning his compensation. The Board of Directors unanimously adopted the recommendations of the Committee without modifications.

         The Committee is comprised of six persons, including four outside directors, Thomas L. Herlache, and Sharon Haines, Director of Human Resources. Ms. Haines is substantially responsible for initially formulating the recommended compensation levels of the salaried employees and executive officers. The Committee generally meets one time during the year to consider compensation levels and make recommendations to the Board. It works with the human resources department which gathers and provides useful information for the Committee's review.

         The general philosophy of the Committee is to offer employees fair and competitive compensation, based on the employee's individual contribution, experience and performance and on Baylake Bank's overall growth and performance. Baylake Bank's executive compensation policies are intended to attract and retain competent management with a balance of short- and long-term considerations and to provide incentives to individuals based upon the Bank's growth and earnings and the attainment of certain goals. The Board of Directors believes that this policy is critical to the long-term success and competitiveness of Baylake.

         In making its executive compensation recommendations for 2003, the Committee considered various factors, including the following: (i) the financial performance of Baylake Bank as a whole on both a short-term and long-term basis (including net income, an increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of that area of Baylake Bank, if any, for which such executive is responsible, including whether or not that area of the Bank achieved its goals for 2002; (iii) the length of service of the executive and an evaluation of the executive's overall job performance;
(iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate for a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

         The main components of Baylake Bank's executive compensation program consist of base salary, a year-end bonus, and stock options, in addition to standard medical, life and disability benefits and a 401(k) profit sharing plan made available to all employees.

         Base Salary. The principal component of executive compensation is base salary. The Committee believes that base salary is most important in retaining highly qualified officers. Accordingly, it reviews compensation surveys and comparisons collected by the human resources department and seeks to recommend salaries at levels above those applicable to other financial institutions and businesses similarly situated on the basis of type, size and community, although the Committee and human resources department do not perform any mathematical calculations or statistical analyses to arrive at any percentile comparison. Salary surveys include both informal surveys conducted by the human resources department with the cooperation of nearby community financial institutions and businesses, and formal financial surveys conducted by independent banking consultants and banking associations.

         In recommending base salary levels for 2003, the Committee (and the Board, as to the salary of Mr. Herlache) considered such factors as growth in net income and earnings per share and return on average assets and average stockholders' equity. With respect to Mr. Herlache's salary in particular, the Board took into account the sustained top performance of Baylake under his leadership as well as Baylake's most recent annual performance. In view of these considerations, the Board and Committee determined that a salary increase for the executive officers ranging from 2.6% to 19.5% including a salary increase for Mr. Herlache of 3.0% would be appropriate. As part of Mr. Herlache's compensation, a $100,000 bonus was paid in 2002, or 34.3% of base salary, compared to $90,000, or 32.7% of base salary, in 2001 (See Summary
Compensation Table).

         Year-End Bonuses. The Board of Directors, in conjunction with the Committee, implemented a year-end bonus program, called the "Pay-for-Performance Program," which commenced in 1993. The Pay-for-Performance Program offers incentives to executive officers and other eligible employees, except for Mr. Herlache, to earn bonuses directly dependent on the Bank's performance in numerous select areas and in various divisions. The bonus plans reflect the philosophy of the Board that a significant portion of executive compensation should be related to the financial performance of the Bank.

         The Pay-for-Performance Program is intended to motivate and reward management and other employees by linking bonuses to critical financial performance components of the Bank. Under the Program, key indicators have been identified which are considered by the Board to have an impact on the earnings of Baylake Bank. These indicators include the following: growth in net income, asset quality measurements, and productivity measurements. Certain quantitative goals were assigned to each of these indicators (ranging from goal 1 to goal
10), and each indicator was assigned a weighted value based on its perceived influence on earnings. The Board determined that achievement of the maximum goals (goal 10) across all indicators in 2002 should generate at least $1,547,000 in additional pre-tax income, and that the bonus pool should constitute 45% of additional net income attributable to the performance indicators (resulting in a maximum potential bonus pool of approximately $775,000 for 2002). In addition, management receives additional bonus based on criteria related to overall divisional performance. However, it was agreed that no bonuses would be awarded unless Baylake's return on average stockholders' equity for 2002 was at least 13.5%.

         After determining the bonus pool, a calculation is made as to the size of the bonus pool set forth as a percentage of total salary expense, and each employee is eligible to receive a bonus equal to such percentage multiplied by their base salary. Based on actual results for 2002 among the various indicators which achieved prescribed goals, a bonus pool was established. The bonus pool amounted to 5.4% of total salaries. Executive officers of Baylake Bank received bonuses ranging from 7% to 15%.

         Stock Options. In April 1993, the Board of Directors approved Baylake's 1993 Stock Option Plan (the "Option Plan"), which was later approved by the shareholders in June 1993. The Option Plan was established to provide a long-term incentive to the Bank's executive officers and other key employees, to increase the overall value of Baylake in future years. The Board seeks to further motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake's future. The Board also views the Option Plan as a significant component of the Bank's overall compensation package and is a complement to base salary and bonus. The Option Plan also enables the Bank to compensate its officers without having to make any cash payments.

         A total of 400,000 shares of Baylake Common has been reserved for issuance upon exercise of options granted and to be granted under the Option Plan. Under an Amendment to the Plan dated and filed with the Securities and Exchange Commission, the number of shares reserved has been increased to 600,000. As a result of the stock dividend of November 15, 1999, shares reserved total 1,200,000. Options to purchase an additional 23,000 shares were granted in February, 2003 at an exercise price of $13.30 per share, which approximates the then current market value of the Baylake Common. To date, options to purchase up to 944,359 in aggregate have been granted to a total of thirteen executive officers of the Bank. All options granted will have an exercise price equal to the market value of the Baylake Common at the date of grant. Option grants have been and will be made at or near the current market value so that any value is dependent upon an increase in the market value of the Baylake Common. The options vest over five years (20% per year), commencing one year after date of grant, and expire after 10 years if not exercised.

         The total number of options earned by Baylake Bank's executive officers in 2002 was generally based on the Bank's continued performance in 2002 as compared to 2001, and the number of options granted on an individual basis took into account the executive officer's relative cash compensation, experience, responsibilities and attribution to the Bank's past and future performance. In 2003, Mr. Herlache was granted options to purchase 2,000 shares of Baylake Common, while other divisional vice presidents were granted options to purchase 2,000 shares, except that Marcia Cryderman was granted options to purchase 1,000 shares.

                          Submitted by the Personnel and Compensation Committee:

                          Richard A. Braun
                          Sharon Haines (non-director)
                          Thomas L. Herlache
                          Joseph Morgan
                          William C. Parsons
                          Paul Jay Sturm

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As indicated above, Thomas L. Herlache, President and Chief Executive Officer of Baylake and Baylake Bank, and Sharon Haines, Director of Human Resources, serve as members of the Personnel and Compensation Committee. Mr. Herlache is a member of the Baylake Board of Directors, although he does not participate on decisions affecting his own compensation. During 2002, no executive officer of Baylake (a) served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel and Compensation Committee of Baylake, (b) served as a director of another entity, one of whose executive officers served on the Personnel and Compensation Committee of Baylake, or (c) was a member of the compensation committee of another entity, one of whose executive officers served as a Director of Baylake.

CERTAIN TRANSACTIONS WITH MANAGEMENT

         Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2002, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons remain on substantially the same terms, including interest rates and collateral, on those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Under Section 16(a) of the Exchange Act, Baylake's directors and executive officers, and any persons holding more than 10% of the outstanding Baylake Common, are required to report their initial ownership of the Baylake Common and any subsequent changes to such ownership to the Securities and Exchange Commission and to furnish Baylake with copies of all such reports they file. Baylake knows of no person who owns 10% or more of the Baylake Common.

         Specific due dates for these reports have been established, and Baylake is required to disclose in this Proxy Statement any failure to file such reports by these dates during 2002. Based solely on review of the copies of these reports furnished to Baylake and written representations that no other reports were required to be filed, Baylake believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2002 were met in a timely manner by its directors and officers.

PERFORMANCE GRAPH

         The following graph shows the cumulative stockholder return on the Baylake Common over the last five fiscal years compared to the returns of Standard & Poors 500 Stock Index and the Nasdaq Bank Index, prepared for Nasdaq by the Center for Research in Securities Prices at the University of Chicago.

                       Baylake             NASDAQ           S&P 500 Stock Index
                       -------             ------           -------------------
1997                   100.00              100.00           100.00

1998                   169.08              88.23            126.67

1999                   283.50              81.19            151.40

2000                   210.47              93.10            136.05

2001                   158.39              102.48           118.31

2002                   163.27              107.11           90.66

(1) Assumes $100 invested on December 31, 1997 in each of Baylake Corp. common stock, the Standard & Poors 500 Stock Index and the Nasdaq Bank Index. Dividends are assumed to be reinvested.

AUDIT & LEGAL COMMITTEE REPORT ON AUDIT ACTIVITIES

         The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit & Legal Committee, which reviews Baylake's financial reporting process on behalf of the Board of Directors, includes in its membership at least three qualified independent directors, including one member who has substantial independent experience in finance and accounting. The Board of Directors has adopted a written Audit Committee Charter, effective December 19, 2000. Additional responsibilities of the Audit & Legal Committee are set forth in the Audit Committee Charter. In addition, it has reported its activities and findings under the Report of the Audit & Legal Committee dated March 18, 2003.

         Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its Charter, the Audit & Legal Committee has reviewed and discussed Baylake's audited financial statements for fiscal 2002 with management of Baylake. During these discussions, management represented to the Audit & Legal Committee that Baylake's consolidated financial statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit & Legal Committee has discussed with Smith & Gesteland, LLP, Baylake's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from Smith & Gesteland, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Smith & Gesteland, LLP its independence from Baylake and its management. The Audit & Legal Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Smith & Gesteland, LLP performing independent audit services and other non-audit services. In each case, it was determined that no conflict resulted and that the independence of the auditor was not compromised. Prior authorization was granted by the Committee in each case before any services were performed. The Board is satisfied that the audit services have been provided in compliance with adequate standards for independence.

         Based on its review and discussions with management and the auditors, the Audit & Legal Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission, a copy of which report is attached to this Proxy Statement.

                                     Submitted by the Audit & Legal Committee:

                                     Ronald D. Berg (Chairman)
                                     Robert W. Agnew
                                     John W. Bunda
                                     William C. Parsons

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

         For services rendered in 2002 by Smith & Gesteland, LLP, Baylake's independent auditors, the following fees were incurred:

         Audit Fees. The aggregate professional fees and expenses billed by Smith & Gesteland, LLP in connection with the audit of Baylake's annual financial statements as of and for the year ended December 31, 2002 and for the required review of Baylake's financial statements included in its Form 10-Q filings for the year 2002 was $64,200.

         Financial Information Systems Design and Implementation Fees. There were no fees billed by Smith & Gesteland, LLP for the fiscal year ended December 31, 2002, for the design and implementation of financial information systems.

         All Other Fees. The aggregate fees and expenses billed by Smith & Gesteland, LLP for all other services rendered in connection with other matters requested by Baylake and unrelated to the categories identified above for the year ended December 31, 2002 was $24,734, which consisted of fees related to tax compliance in the sum of $24,734.

         The Board of Directors intends to continue to use the accounting firm of Smith & Gesteland, LLP as independent auditors to audit the financial statements of Baylake for 2003. Representatives of Smith & Gesteland, LLP are expected to be present at the Baylake Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

OTHER MATTERS

         The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be presented, the persons named as proxies will vote the shares represented by the proxy on such matter in accordance with their best judgment pursuant to discretionary authority granted in the proxy. If any matter not proper for action at the Annual Meeting should be presented, the named proxies will vote against consideration thereof or action thereon.

SUBMISSION OF SHAREHOLDER PROPOSALS

         Proposals intended for inclusion in the proxy statement for next year's annual meeting of shareholders must be in writing and must be received by the Secretary of the Company at 217 N. Fourth Avenue, Sturgeon Bay, WI 54235 not later than January 5, 2004. To be considered for inclusion in the Company's proxy statement and proxy card for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.

OTHER INFORMATION

         Consolidated financial statements of Baylake and its subsidiaries are included in the Annual Report to Shareholders for the year ended December 31, 2002. Additional copies of the Annual Report to Shareholders and Baylake's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission, which accompanies this Proxy Statement, may be obtained, without charge, upon written request to Steven Jennerjohn, Chief Financial Officer, Baylake Corp., 217 N. Fourth Avenue, P.O. Box 9, Sturgeon Bay, WI 54235.

                                             By Order of the Board of Directors


                                             DANIEL F. MAGGLE
                                             Secretary

                           REQUEST FOR ENTRANCE CARD

           IF YOU PLAN TO ATTEND ANNUAL MEETING, PLEASE COMPLETE AND
                     RETURN IN THE ENCLOSED PROXY ENVELOPE.


                  NAME:
                            -------------------------------------

                  ADDRESS:
                            -------------------------------------

                            -------------------------------------

                                 BAYLAKE CORP.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - JUNE 2, 2003
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned appoints Thomas L. Herlache and/or William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held on record by the undersigned on March 21, 2003 at the Annual Meeting of Shareholders to be held on June 2, 2003, or any adjournment thereof.

PROPOSAL 1: ELECTION OF DIRECTORS - NOMINEES FOR CLASS III OF THE BOARD OF
DIRECTORS:

         RONALD D. BERG       RICHARD A. BRAUN        WILLIAM C. PARSONS

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NAME OF THE NOMINEE IN THE LIST STATED ABOVE.

          VOTE FOR ALL NOMINEES NAMED ABOVE
                                                                 ---------
          WITHHOLD VOTE FOR ALL NOMINEES NAMED ABOVE
                                                                 ---------
          VOTE FOR ALL NOMINEES NAMED, EXCEPT THOSE CROSSED OUT
                                                                 ---------

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING:

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL NUMBER ONE.

PLEASE SIGN EXACTLY AS YOU NAME APPEARS ON THIS PROXY. When shares are held by joint tenants, both should sign. When signing as attorney, personal representative, administrator, trustee, or guardian, please give full title as such. If a corporation or partnership, please sign in full corporation name, by the President, other authorized officer, or by an authorized person.

DATED:                     , 2003
      ---------------------

---------------------------------         ------------------------------------
SIGNATURE                                 SIGNATURE, IF JOINTLY HELD

PLEASE MARK YOUR ELECTIONS FOR ELECTION OF DIRECTORS. THEN SIGN AND DATE THIS FORM. PLEASE RETURN THIS FORM PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE FOR YOUR CONVENIENCE.